Exhibit 99

FOR IMMEDIATE RELEASE

Contact:	Investor Relations Department (954) 883-1000 investor.relations@applicamail.com

Applica Incorporated Reports 2005 First-Quarter Financial Results

     Miramar, Florida (April 28, 2005) — Applica Incorporated (NYSE: APN) today announced that first-quarter sales for 2005 were $112.5 million, a decrease of 12.5% from sales of $128.5 million in the same period in 2004. As previously announced, Applica initiated a product and customer profitability review that resulted in an expected decrease in sales in the first quarter. Additionally, the sales of both the Hong Kong-based manufacturing operations in July 2004 and the Jerdon division in October 2004 contributed to lower sales.

     Applica’s gross profit margin decreased to 16.7% in the three-month period ended March 31, 2005 as compared to 26.1% for the same period in 2004. Gross margins in the first quarter were negatively impacted by:

•	inventory write-downs of $9.4 million related to lower-than-anticipated consumer demand of certain products, primarily related to our ultrasonic stain removal appliance;

•	higher product warranty returns and related expenses of $3.3 million; and

•	a loss of $2.1 million in the Mexico manufacturing operations.

     These were partially offset by an improving product mix.

     Applica reported a net loss for the first quarter of 2005 of $23.0 million, or $0.95 per diluted share, compared to a net loss of $4.5 million, or $0.19 per diluted share, for the 2004 first quarter.

     Harry D. Schulman, President and Chief Executive Officer, stated, “We previously announced that we would report a larger net loss than anticipated in the first quarter. The loss was primarily the result of inventory write-downs, the majority of which were related to our ultrasonic stain removal appliance. The decisions we made in the first quarter will allow our product managers to focus on, and accelerate the introduction of, the next generation of this product.”

     Mr. Schulman further stated, “Despite the loss in the quarter, to date, we have paid down approximately $26 million of debt since year-end and we currently have availability under our bank revolver of approximately $38 million.”

     Applica also announced that it has made a policy change with regard to providing future earnings guidance. Starting this quarter and in the future, Applica will no longer provide quarterly or annual earnings guidance. Further, Applica will not update its outlook for full-year earnings expectations for 2005 as the year progresses.

     “Due to the difficulty in predicting the impact of transition and other issues on our Company, we will no longer be providing guidance,” stated Mr. Schulman. “In our quarterly calls, we will continue to provide investors with our perspective on trends in the industry and our operations, our strategic initiatives and those factors critical to understanding our business and operating environment.”

     Applica will hold a conference call today at 11:00 a.m., Eastern Daylight Time, to discuss its first-quarter results and trends in operations. Live audio of the conference call will be simultaneously broadcast over the Internet and will be available to members of the news media, investors and the general public. The conference call is expected to last approximately one hour. Broadcast of the event can be accessed on the Company’s website, www.applicainc.com, by clicking on the Investor Relations page. You may also access the call via CCBN at www.streetevents.com. The event will be archived and available for replay through Thursday, May 5, 2005, at midnight.

     Applica Incorporated and its subsidiaries are marketers and distributors of a broad range of branded small household appliances. Applica markets and distributes kitchen products, home products, pest control products, pet care products and personal care products. Applica markets products under licensed brand names, such as Black & Decker®, its own brand names, such as Windmere®, LitterMaid®, Belson® and Applica®, and other private-label brand names. Applica’s customers include mass merchandisers, specialty retailers and appliance distributors primarily in North America, Latin America and the Caribbean. The Company operates a manufacturing facility in Mexico. Additional information regarding the Company is available at www.applicainc.com.

     Certain matters discussed in this news release are forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These factors include uncertainties regarding our transition from manufacturers to a company that purchases most of its products from third- party sources; complications resulting from our implementation of the new ERP system; our dependence on the timely development, introduction and customer and consumer acceptance of products; success or failure of our growth strategy; increases in cost and availability of raw materials and components; our dependence on purchases from large customers; the strength of the U.S. retail market; currency fluctuations in our international operations; the potential for product recalls and product liability claims against us; the bankruptcy or loss of a major retail customer, distributor or supplier; the risks of our international operations; changes in trade relations with China; competitive products and pricing; dependence on foreign suppliers and supply and manufacturing constraints; cancellation or reduction of orders; and other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings, including the Annual Report on Form 10-K for the year ended December 31, 2004. Readers are cautioned not to place undue reliance on forward-looking statements. Applica undertakes no obligation to publicly revise any forward-looking statements to reflect events or circumstances that arise after the date hereof.

Applica Incorporated and Subsidiaries

CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	March 31, 2005	December 31,
	(Unaudited)	2004
Assets

Current Assets:
Cash and cash equivalents	$6,204	$10,463
Accounts and other receivables, less allowances of $10,627 in 2005 and $11,711 in 2004	100,865	160,436
Notes receivable – former officer	1,072	2,569
Inventories	113,199	131,503
Prepaid expenses and other	7,271	12,309
Refundable income taxes	2,696	2,032
Future income tax benefits	2,194	33

Total current assets	233,501	319,345
Property, Plant and Equipment - at cost,
less accumulated depreciation of $69,410 in 2005 and $73,171 in 2004	35,973	38,327
Future Income Tax Benefits, Non-Current	9,762	11,212
Other Intangibles, Net	4,015	4,493
Other Assets	2,763	2,560

Total Assets	$286,014	$375,937

Liabilities and Shareholders’ Equity

Current Liabilities:
Accounts payable	$26,697	$41,827
Accrued expenses	46,184	62,046
Short-term debt	57,491	89,455
Current portion of long-term debt	3,000	3,000
Current taxes payable	2,286	5,947
Deferred rent	695	680

Total current liabilities	136,353	202,955
Other Long-Term Liabilities	933	1,004
Long-Term Debt	60,404	61,008
Shareholders’ Equity:
Common stock – authorized: 75,000 shares of $0.10 par value; issued and outstanding:
24,137 shares in 2005 and 2004	2,414	2,414
Paid-in capital	159,131	159,131
Accumulated deficit	(69,435)	(46,480)
Note receivable – former officer	(502)	(502)
Accumulated other comprehensive loss	(3,284)	(3,593)

Total shareholders’ equity	88,324	110,970

Total Liabilities and Shareholders’ Equity	$286,014	$375,937

Applica Incorporated and Subsidiaries

CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

	Three Months Ended March 31,
	2005		2004
	(In thousands, except per share data)
Net sales	$112,450	100.0%	$128,527	100.0%
Cost of goods sold	93,722	83.3	95,022	73.9

Gross profit	18,728	16.7	33,505	26.1

Selling, general and administrative expenses:
Operating expenses	39,243	34.9	39,578	30.8
Restructuring and other credits	—	—	(563)	(0.4)

Operating loss	(20,515)	(18.2)	(5,510)	(4.3)

Other expense (income):
Interest expense	2,441	2.2	2,115	1.6
Interest and other income	(275)	(0.2)	(347)	(0.3)
Loss on early extinguishment of debt	—	—	187	0.1

	2,166	1.9	1,955	1.5

Loss before income taxes	(22,681)	(20.2)	(7,465)	(5.8)
Income tax provision (benefit)	274	0.2	(2,986)	(2.3)

Net loss	$(22,955)	(20.4)%	$(4,479)	(3.5)%

Earnings (loss) per common share:
Loss per common share –
basic and diluted	$(0.95)		$(0.19)

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